Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS AND FDA AGREE TO SPECIAL PROTOCOL

ASSESSMENT FOR APPROVAL-ENABLING STUDY OF RANEXA™

- Management to host conference call today at 5:30 pm EDT/2:30 pm PDT -

PALO ALTO, Calif., June 2, 2004—CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the company and the U.S. Food and Drug Administration (FDA) have reached written agreement on a protocol for a clinical trial of Ranexa™ (ranolazine) which, if successful, would support the approval of Ranexa for the treatment of chronic angina in a restricted patient population. This agreement was reached under the FDA’s special protocol assessment (SPA) process.

“We have been working closely with the FDA to reach agreement on a study that, if successful, would support the approval of Ranexa in the United States, and we are pleased to have reached agreement under the SPA process for a single approval-enabling study. We anticipate being able to begin enrollment in this study in the third quarter. We also plan to initiate at least one additional clinical trial later this year to support approval of Ranexa in a broader patient population,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.8 million people in the United States.

Study Details

The study will be a multi-national, double-blind, randomized, placebo-controlled, parallel group study to evaluate the effectiveness of Ranexa (1000 mg twice daily) in approximately 500 patients with chronic angina who remain symptomatic despite daily treatment with the maximum labeled dose of amlodipine (10 mg daily), a calcium channel blocker approved for the treatment of chronic angina. Eligible patients will be randomized to receive Ranexa 1000 mg or placebo twice daily, in addition to a daily dose of 10 mg of amlodipine, during a six week assessment period.

The primary efficacy endpoint of the study will be angina frequency. Based on the reduction in angina frequency observed in the Phase III CARISA study, this approval-enabling study is calculated to be 95 percent powered to detect a statistically significant reduction in angina frequency due to Ranexa. In CARISA, Ranexa (1000 mg) reduced the frequency of angina by an average of 1.2 attacks per week, compared to placebo (p<0.001).

Other objectives of this approval-enabling study will be to gather additional data on the safety and tolerability of Ranexa and to learn more about the effect of Ranexa on nitroglycerin consumption during angina attacks and quality of life.

Prior to entering the study, patients will be required to have had at least two weeks of treatment with amlodipine 10 mg daily, with the discontinuation of other anti-anginal therapy for at least five days. Eligible patients must have documented evidence of coronary artery disease or prior myocardial infarction, in addition to a diagnosis of chronic angina.

In the two Phase III studies of Ranexa (CARISA and MARISA), the most common adverse effects seen with Ranexa included dizziness, constipation, nausea, asthenia (weakness), headaches and dyspepsia (indigestion). In these studies, adverse event frequency increased as dose increased, and small but statistically significant mean increases in QTc, an electrocardiographic measurement, were observed compared to placebo. Clinical trials with Ranexa have demonstrated evidence that Ranexa exerts its anti-anginal activity without depending on reductions in heart rate and blood pressure.

The SPA process creates a binding written agreement between the sponsoring company and the FDA concerning clinical trial design, clinical endpoints, study conduct, data analysis and other clinical trial issues. It is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of a new drug application (NDA). In general, these assessments are considered binding on the FDA as well as the sponsor unless public health concerns unrecognized at the time the SPA is entered into become evident or other new scientific concerns regarding product safety or efficacy arise.

Conference Call Information

Company management will webcast a conference call on Wednesday, June 2, 2004 at 5:30 p.m. EDT, 2:30 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 7869480.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. CV Therapeutics has received an approvable letter relating to its NDA for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Agency for the Evaluation of Medicinal Products. Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of heart failure, is being developed by Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the FDA or any foreign regulatory authorities. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, regulatory review, and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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